Exhibit 99.2

Franchise Group, Inc. Announces Definitive Agreement to
Be Acquired by a Consortium Led by Management Group

Franchise Group Common Stockholders to Receive $30.00 per Share in Cash

Transaction Implies 31.9% Premium Over the Unaffected Stock Price Prior
to Announcement on March 20, 2023 of Receipt of Unsolicited Third Party Proposal

Transaction Includes a 30 day Go Shop Provision to Solicit Superior Proposals

Delaware, Ohio (May 10, 2023) – Franchise Group, Inc. (NASDAQ: FRG) (“Franchise Group” or the “Company”), today announced that it has entered into a definitive agreement and plan of merger (the “Merger Agreement”) pursuant to which members of the senior management team of Franchise Group led by Brian Kahn, the Company’s Chief Executive Officer, (collectively with affiliates and related parties of the senior management team, the “Management Group”), in financial partnership with a consortium that includes B. Riley Financial, Inc. and Irradiant Partners, will acquire the approximately 64% of the Company’s issued and outstanding common stock that the Management Group does not presently own or control.  The transaction has an enterprise value of approximately $2.6 billion, including the Company’s net debt and outstanding preferred stock.

Under the terms of the proposed merger, Franchise Group common stockholders, other than the Management Group (the “Public Stockholders”), will receive $30.00 in cash for each share of Franchise Group common stock they hold. This represents a premium of 31.9% to the Company’s unaffected closing common stock price on March 17, 2023, the last trading day before the Company announced the receipt of an unsolicited proposal to acquire the Company from a third party.

“This transaction is an exciting milestone for our company,” said Matt Avril, Chairman of the Board of Directors and the Special Committee of Franchise Group. Mr. Avril continued that “The Special Committee and its advisors conducted an independent process and review of the strategic alternatives available to the Company, with a focus on obtaining the best outcome for public stockholders. We believe the proposed transaction delivers immediate and certain value for public stockholders at a significant premium to the unaffected share price, and we have the flexibility to explore other potential transaction opportunities during the go shop period under the Merger Agreement.”

Brian Kahn, CEO of Franchise Group stated, “We are excited to have this opportunity to continue our business strategy of partnering with high quality franchisees, operators and financial institutions, while also delivering certain value to our public stockholders despite a challenging business environment.”

Certain Transaction Details

The independent directors of Franchise Group’s Board of Directors have unanimously approved the proposed merger based upon the unanimous recommendation of a Special Committee of the Board of Directors, which was composed of independent directors not affiliated with the Management Group and was advised by its own financial and legal advisors.

The Management Group has agreed to rollover their shares of common stock of the Company in connection with, and vote their shares of common stock in favor of, the proposed merger, with such voting obligation terminating should the Merger Agreement be validly terminated, including in connection with a “superior proposal.” The consortium has also received definitive financing commitments from third party lenders and institutional investors, including B. Riley Financial Inc. and Irradiant Partners, to finance a portion of the purchase price.

The proposed merger is anticipated to close in the second half of 2023, subject to satisfaction or waiver of customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act and the approval of the Company’s stockholders, including approval by a majority of the shares of common stock of the Company not owned or controlled by the Management Group or other members of the buyer consortium. The Merger Agreement also includes a 30 day “go shop” period that will allow the Company to affirmatively solicit alternative proposals from interested parties. At the current time, the Company is not permitted to pay dividends on its outstanding shares of common stock under its existing indebtedness agreements.  In addition, the Merger Agreement does not permit the Company to pay additional dividends on the outstanding shares of common stock during the pendency of the proposed merger.

The Company expects to file a Current Report on Form 8-K with the Securities and Exchange Commission which will include the merger agreement as an exhibit and more fully describe the terms and conditions of the proposed merger.

Upon completion of the proposed merger, Franchise Group will become a private company and will no longer be publicly listed or traded on NASDAQ. Franchise Group’s management team, including Brian Kahn, is expected to continue to lead the Company. Franchise Group plans to continue to operate its current portfolio of highly recognized brands.

Conference Call

As previously announced, Franchise Group plans to release its fiscal 2023 first quarter financial results prior to trading today, May 10, 2023. In light of the announcement of the proposed merger, Franchise Group will conduct a conference call at 8:30 A.M. ET to discuss the financial results for the fiscal 2023 first quarter.

A real-time webcast of the conference call will be available on the Events page of Franchise Group’s website at www.franchisegrp.com. Dial in access is also accessible through the link on the website. Please register 5-10 minutes prior to the scheduled start time.

Advisors

Jefferies LLC is serving as financial advisor to the Special Committee and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to the Special Committee. Troutman Pepper Hamilton Sanders LLP is serving as legal counsel to Franchise Group.

Willkie Farr & Gallagher LLP is serving as legal counsel for Brian Kahn. Sullivan & Cromwell LLP is serving as legal counsel for B. Riley Financial, Inc. Davis Polk & Wardwell LLP is serving as legal counsel for Irradiant Partners.

About Franchise Group

Franchise Group is an owner and operator of franchised and franchisable businesses that continually looks to grow its portfolio of brands while utilizing its operating and capital allocation philosophy to generate strong cash flow for its stockholders. Franchise Group’s business lines include Pet Supplies Plus, Wag N’ Wash, American Freight, The Vitamin Shoppe, Badcock Home Furniture & More, Buddy’s Home Furnishings and Sylvan Learning. On a combined basis, Franchise Group currently operates over 3,000 locations predominantly located in the U.S. that are either Company-run or operated pursuant to franchising and dealer agreements.

Forward-looking Statements

This press release contains forward-looking statements. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact. Such statements may include statements regarding the completion of the proposed merger and the expected timing of the completion of the proposed merger, the expected value provided to stockholders as a result of the proposed merger, the management of the Company upon completion of the proposed merger and the Company’s operating and strategic plans upon completion of the proposed merger. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company or its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; unexpected costs, charges or expenses resulting from the proposed merger; the Company’s ability to retain and hire key personnel in light of the proposed merger; certain restrictions during the pendency of the proposed merger that may impact the company’s ability to pursue certain business opportunities or strategic transactions; the ability of the buyer to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed merger; potential litigation relating to the proposed merger that could be instituted the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; the effect of the announcement of the proposed merger on the Company’s relationships with its franchisees and customers, operating results and business generally; and the risk that the proposed merger will not be consummated in a timely manner, if at all. The Company refers you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-K for the fiscal year ended December 31, 2022, and comparable sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its business or operations. Readers are cautioned not to rely on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”), and the Company and affiliates of Vintage Capital Management, LLC intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at www.franchisegrp.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 7, 2023 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or other reports filed (or that will be filed) with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed merger, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.

Investor Relations & Media Contact:

Andrew F. Kaminsky

EVP & Chief Administrative Officer

Franchise Group, Inc.

akaminsky@franchisegrp.com

(914) 939-5161